Exhibit 99.1

Nasdaq Withdraws Offer to Acquire Shares of Oslo Børs VPS

STOCKHOLM, Sweden, May 27, 2019 (GLOBE NEWSWIRE) — Nasdaq AB, an indirect subsidiary of Nasdaq, Inc. (Nasdaq: NDAQ), has decided to withdraw its offer (the “Offer”) to acquire all of the issued shares of Oslo Børs VPS Holding ASA made pursuant to the offer document published on 4 February 2019 (as amended). This decision has been made because under the current circumstances the minimum acceptance condition for completion of the Offer is incapable of being satisfied. Shareholders who previously accepted the Offer are being released from their obligations under the Offer.

“The support our offer received from the Norwegian business and financial community emboldens our European strategy and strengthens our commitment to our clients and the region,” said Lauri Rosendahl, President Nasdaq Nordic. “This process has allowed us to establish even deeper ties to our clients and we will continue to move their interests forward by further expanding our commodities franchise and extending our overall European presence, of which Norway will remain a crucial part. Further developing and integrating local ecosystems to advance economies through more effective capital markets will remain a key priority for Nasdaq in Europe.”

Nasdaq will continue to work closely with institutional and retail investors, listings clients, regulators, and prospects throughout the region to help foster economic growth. With more than 1,000 listed companies in the Nordics and Baltics and the company’s global Market Technology business centered in Stockholm, Nasdaq will remain focused on providing trading, technology, data, and analytics solutions to help businesses and investors succeed in the capital markets.

Nasdaq recently announced the appointment of Bjørn Sibbern as president of European Markets. The appointment reinforces the company’s European presence and strategy, while aligning its trading and information services businesses in the region to better serve client needs. Additionally, as part of Nasdaq’s ongoing commitment to clients, the company plans to launch a pan-European Day-Ahead Market for electricity certificates, with Norway as its epicenter. Nasdaq also continues the development of its leading growth market, Nasdaq First North, which remains one of Europe’s most compelling listing venues for small- and medium-sized companies.

Nasdaq operates 19 offices in 15 countries across Europe. In the Nordics and Baltics, the company’s operations include seven equity and fixed income exchanges, a clearing house and a derivatives exchange.

Nasdaq Media Contact

Erik Granström

+46 73 449 78 07

erik.granstrom@nasdaq.com

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $14 trillion.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release relating to future status and circumstances, including statements regarding the anticipated offer timeline are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of Nasdaq and its subsidiaries. Such risk factors may include the ability of Nasdaq to receive regulatory approvals necessary for its new European initiatives and any other risk factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements speak only as of the date on which they were made and Nasdaq has no obligation (and undertakes no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for as required by applicable laws and regulations.

Website Disclosure

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

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